Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), dated as of June 24, 2009, is between Tween Brands, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York corporation (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of August 14, 2001, as amended by the Agreement of Substitution and Amendment of Rights Agreement, dated November 11, 2003 (collectively, the “Rights Agreement”);
WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with The Dress Barn, Inc., a Connecticut corporation (the “Parent”) and Thailand Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into the Company, subject to stockholder and regulatory approval and other terms and conditions; and
WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board of Directors in adopting the Rights Agreement to amend the Rights Agreement to except the Merger Agreement and the actions and transactions contemplated thereby and effected in connection therewith from the Rights Agreement and (b) directed the Rights Agent to amend the Rights Agreement as set out hereunder.
NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
1. Amendment of Section 1.
(a) Section 1(n) of the Rights Agreement is deleted in its entirety and replaced with the following:
“(n) ‘Expiration Date’ shall mean the earlier of (i) August 14, 2011, unless the Distribution Date shall occur on or prior to such date and the Rights shall have separated from the Common Shares pursuant to the terms of this Agreement, in which case ‘Expiration Date’ shall mean the date which is the tenth anniversary of the Distribution Date, or (ii) immediately prior to the Effective Time (as defined in the Merger Agreement).”
(b) Section 1 of the Rights Agreement is further amended by adding thereto new subsection (o) and the existing subsections (o) through (ff) shall be re-numbered as subsections (p) through (gg), and which shall read as follows:
“(o) ‘Merger Agreement’ shall mean the Agreement and Plan of Merger, dated June 24, 2009, by and among The Dress Barn, Inc., a Connecticut corporation (the “Parent”), Thailand Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), and the Company as the same may be amended from time to time.”

2. Addition of New Section 35.
The Rights Agreement is amended by adding a Section 35 thereof which shall read as follows:
“Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, Section 11(a)(ii) Event, Section 13(a) Event nor a 15% Ownership Date shall be deemed to have occurred, none of the Parent, the Merger Sub (each as defined in the Merger Agreement) or any of their Affiliates or Associates shall be deemed to have become a 15% Stockholder, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(c), 7(b), 11(a) or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement).”
3. Effectiveness.
This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
4. Miscellaneous.
This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

TWEEN BRANDS, INC.
By:	/s/ Michael W. Rayden
	Name:	Michael W. Rayden
	Title:	Chairman and Chief Executive Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

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